Exhibit 10.1

Elixir Group Limited

and

VendingData Corporation

and

Jim Crabbe

and

Mark Newburg

Alliance Agreement

THIS ALLIANCE AGREEMENT is made on 11 October 2006

PARTIES

ELIXIR GROUP LIMITED
of 38/F., The Centrium, 60 Wyndham Street, Central, Hong Kong
(“Elixir”)

and

VENDINGDATA CORPORATION
of 6830 Spencer Street, Las Vegas, Nevada 89119 United States of America
(“VDC”)

and

JIM CRABBE
of 6830 Spencer Street, Las Vegas, Nevada 89119 United States of America
(“Jim Crabbe”)

and

MARK NEWBURG
of 6830 Spencer Street, Las Vegas, Nevada 89119 United States of America
(“Mark Newburg”)

BACKGROUND

A	Elixir agrees that VDC can join the Asian gaming technology alliance established by Elixir.

B
Contemporaneously with the execution of this Agreement, Elixir and VDC will enter or have entered into such definitive agreements with a view to giving effect to the VDC Equity Issue and the Exclusive Distribution Arrangement and during the Evaluation Period the parties will continue to work to complete the Engineering and Manufacturing Alliance and the Elixir Equity Acquisition.

AGREED TERMS

1	Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context requires otherwise:

“Agreement” means this alliance agreement, as amended or varied from time to time in accordance with clause 11.5.

*** Confidential Treatment Requested

“Asia Representative Agreement” means the Asia representative agreement entered into between, inter alia, Elixir and Shuffle Master dated 11 April 2006.

“Authorised Representative” means in respect of a party, the chief executive officer or other designated senior executive of that party.

“Asia” means all countries in the generally accepted Asian region, including Cambodia, China, Goa, Guam, India, Japan, Kazakhstan, Korea, Laos, Macau, Malaysia, Myanmar, Mongolia, Nepal, Philippines, Saipan, Singapore, Russia, Sri Lanka, Tinian Islands, Taiwan, Thailand, Vietnam, provided that each of the forgoing are legal gaming jurisdictions at such time, any cruise ship registered in or operates principally out of any of these jurisdictions (assuming that they are legal at the time) and all other gaming jurisdictions in the generally accepted Asian region that subsequently become legal.

“Change of Control” means with respect to either Elixir or VDC, and shall be deemed to occur upon the happening of, any one of the following:

(a)
The acquisition, directly or indirectly, in a single transaction or a series of related transactions by any person or group of related persons resulting in the beneficial ownership of 50% or more of the combined voting power of the outstanding voting securities of the party or, in the case of Elixir, any parent corporation;

(b)
The consummation of a reorganization, merger or consolidation or sale of substantially all of the assets of the party or, in the case of Elixir, any of its parent corporation (other than any such reorganization, merger, consolidation or sale of assets that relates to, for the purposes of or pursuant to (i) in the case of Elixir, any initial public offering of Elixir or its parent corporation and/or the Elixir Equity Acquisition; and (ii) in the case of VDC, the VDC Equity Issue and/or the Engineering and Manufacturing Alliance), including, without limitation, a corporation which as a result of such transaction owns the party or all or substantially all of the party’s assets either directly or through one or more subsidiaries.

“Claim” means any claim, notice, demand, action, proceeding, litigation, investigation or judgment and the related damage, loss, cost, expense or liability incurred or suffered by the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

“Commencement Date” means the date of this Agreement.

“Elixir Equity Acquisition” means the proposed acquisition by VDC of an equity interest in Elixir together with the prior or simultaneous transfer of any shares of VDC held by Elixir to Melco or its nominees.

“Engineering and Manufacturing Alliance” means the proposed agreement to be entered into between Elixir and VDC in relation to any or all of the following:

(a)	Elixir integrating its research and development centre with VDC’s engineering division in Zhuhai the People’s Republic of China;

(b)	the acquisition by Elixir of a direct equity interest in a special purpose entity formed by VDC to hold the manufacturing facility of VDC located in Zhuhai, the People’s Republic of China; and

(c)	the manufacturing by VDC of Elixir’s product requirements.

*** Confidential Treatment Requested

“Evaluation Period” means the period commencing on the Commencement Date and ending on the earlier of:

(a)	the date of termination of this Agreement pursuant to clause 8; and

(b)	30 September 2007 or such later date as may be agreed by the parties in writing.

“Event of Default” means any of the following events:

(a)
a party breaching any material provision of this Agreement or any of the agreements referred to in Section 2 (unless such breach is due to fault on the part of the other party or its affiliates) fails to remedy the breach within 30 days after receiving written notice of breach from the other party describing in reasonable detail the nature of the beach, unless the breach is incapable of remedy in which case the Event of Default shall occur immediately upon delivery of written notice by the non-breaching party;

(b)	an Insolvency Event occurring in relation to a party.

“Exclusive Distribution Arrangement” means a proposed variation to the existing Sales Representative Agreement dated 5 January 2006 (“Sales Representative Agreement”) between Elixir and VDC to provide for the exclusive distribution by Elixir of Products and New Products throughout Asia for a term of up to twenty years.

“Global Alliance Arrangement” means a proposed arrangement whereby VDC or Elixir intend to pursue business opportunities with a third party that arises from the acceptance by either VDC or Elixir (as the case may be) of a Global Alliance Offer made by the other party.

“Global Alliance Offer” has the meaning given to that term in clause 7.8.

“Insolvency Event” means the occurrence of any of the following events in relation to any person:

(a)	the person becomes insolvent, states that it is insolvent or is presumed to be insolvent under any applicable law;

(b)	the person is wound up, dissolved or declared bankrupt;

(c)	the person becomes an insolvent under administration under any applicable law;

(d)
a liquidator, provisional liquidator, controller, administrator, trustee for creditors, trustee in bankruptcy or other similar person is appointed to, or takes possession or control of, any or all of the person’s assets or undertaking;

(e)	the person enters into or becomes subject to:

(i)	any assignment for the benefit of one or more of its creditors; or

(ii)	any re-organisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;

(f)
an application or order is made (and, in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken which is preparatory to or could result in any of (b), (c), (d) or (e) above; or

(g)
the person suspends payment of its debts without any lawful reason, ceases or threatens to cease to carry on all or a material part of its business or becomes unable to pays its debts when they fall due.

“Melco” means Melco International Development Limited, a Hong Kong company.

*** Confidential Treatment Requested

“Melco PBL Joint Venture” means the joint venture established between Melco and Publishing and Broadcasting Limited for pursuance of the gaming and entertainment business in the pan Asian region.

“New Products” means any new products developed or sold by VDC that are not of a type of product that Elixir distributes at the relevant time, provided that the term New Products shall not include shuffler, deck checking or verification devices developed or sold by VDC.

“Parties” or “parties” unless otherwise specified herein, mean Elixir and VDC and the term “Party” or “party” shall refer to any of them (but excluding Jim Crabbe and Mark Newburg).

“Products” means only VDC’s chips, and plaques (including RFID enabled chips and plaques) and chip washers and for purposes of clarification shall not include VDC’s shuffler, deck checking or verification devices.

“Share Placement Shares” means the shares to be sold to Elixir by VDC pursuant to the Securities Purchase Agreement and the Registration Rights Agreement referred to in clause 2(a).

“Shuffle Master” means Shuffle Master Inc of 1106 Palms Airport Drive, Las Vegas, Nevada, United States of America.

“VDC Equity Issue” means the sale and issuance by VDC of the Share Placement Shares and the Warrants.

“Warrants” means the warrants to be sold to Elixir by VDC pursuant to the terms of the Common Stock Purchase Warrant Agreement referred to in clause 2(a).

1.2	Words and expressions

In this Agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	words denoting any gender include all genders;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	a reference to a party, clause or paragraph is a reference to a party, clause or paragraph of this document;

(e)	headings are for convenience and do not affect interpretation;

(f)	the background or recitals to this document are adopted as and form part of this document;

(g)	a reference to any document or agreement includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(h)	a reference to a time is a reference to local time of the party receiving notice hereunder;

(i)	a reference to a party includes its executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(j)	a reference to writing includes any method of representing words, figures or symbols in a permanent and visible form;

*** Confidential Treatment Requested

(k)	words and expressions denoting natural persons include bodies corporate, partnerships, associations, firms, governments and governmental authorities and agencies and vice versa;

(l)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this document or any part of it; and

(m)	the words “including”, “for example”, “such as” or other similar expressions (in any form) are not words of limitation.

2	Contemporaneous Agreements

Contemporaneously with the execution of this Agreement, Elixir and VDC will enter into:

(a)
the Securities Purchase Agreement, the Common Stock Purchase Warrant Agreement and the Registration Rights Agreement and any other written documents considered necessary to give effect to the VDC Equity Issue; and

(b)	an amendment to the Sales Representative Agreement (the “Amended and Restated Sales Representative Agreement”), which amendment agreement will give effect to the Exclusive Distribution Arrangement.

3	Engineering and Manufacturing Alliance

3.1	Negotiation of Engineering and Manufacturing Alliance

During the Evaluation Period, the parties will negotiate the Engineering and Manufacturing Alliance.

3.2	Provisions of Engineering and Manufacturing Alliance

The key elements of the Engineering and Manufacturing Alliance are expected to provide that, subject to regulatory approval (if required):

(a)
Elixir will integrate its research and development centre (“R&D Centre”) with VDC’s engineering division in Zhuhai, the People’s Republic of China. This integration will not involve the transfer of either party’s intellectual property rights to the other or provide VDC with any ownership rights in the R&D Centre or Elixir with any ownership rights in VDC’s engineering division in Zhuhai;

(b)
once Elixir is satisfied that VDC has the capacity to produce sufficient quantities of Elixir’s products at the agreed prices and consistently of an acceptable quality, then VDC will manufacture all of Elixir’s product requirements from its China manufacturing facility upon such terms to be agreed; and

(c)
Elixir and VDC will negotiate in good faith the terms on which Elixir will acquire a direct equity interest in a special purpose entity formed by VDC to hold the China manufacturing facility on terms mutually acceptable to Elixir and VDC, subject to regulatory approval and subject also to there being no regulatory impediment in respect to Elixir’s investment in VDC at that time. It is currently envisaged that the amount invested by Elixir to acquire a direct equity interest in a special purpose entity formed by VDC may approximate US$1 million, (representing the outstanding capital infusion commitment given to the local Chinese authority in respect to the China manufacturing facility), but that any such investment will be subject to finalisation of all relevant agreements and completion of a valuation that is satisfactory to both parties.

*** Confidential Treatment Requested

4	Elixir Equity Acquisition

4.1	Development of the Elixir Equity Acquisition

During the Evaluation Period, the Parties will continue to negotiate in good faith with a view to developing and entering into the relevant definitive documents to give effect to the Elixir Equity Acquisition. In this regard, the Parties acknowledge that the finalisation of any definitive documents in respect of the Elixir Equity Acquisition may need to take into account:

(a)	regulatory and other legal considerations;

(b)	the changes in operating markets;

(c)	the changes in financial markets; and

(d)	interests of key stakeholders and alliance partners.

4.2	Board and Shareholder Approval

Once the parties have sought and obtained their respective board approvals, the parties will do all things commercially reasonable to enter into and/or implement binding agreements relating to the agreed Elixir Equity Acquisition. The parties acknowledge that the consummation of the Elixir Equity Acquisition:

(a)	shall be subject to the approval of VDC shareholders, if required by law; and

(b)	may be subject to the approval of Melco’s shareholders pursuant to the Hong Kong stock exchange listing rules.

5	License of Elixir Brand

(a)
VDC intends to rename itself Elixir Gaming Technologies Incorporated, which name will be owned by Elixir and in this respect, subject to the approval of Elixir’s board, Elixir intends to grant a license to VDC for use of the trade name “Elixir” as soon as practicable after the Commencement Date, on a royalty free, non-exclusive and non-transferable basis and otherwise on terms acceptable to both parties, which licence will come into effect upon such time to be agreed by the parties and will be terminated forthwith in the event there is any enforcement action brought against VDC by any regulatory body. and during that time VDC will transition to a new name and, at the end of that 90 day period, VDC will cease to use the Elixir name.

(b)
Subject to the grant of the license, VDC will not be permitted to use the “Elixir” name in Asia as a product brand name to directly promote in Asia any product that Elixir does not distribute at that time; provided, however, this restriction shall not otherwise prohibit VDC from conducting business in Asia under the corporate name “Elixir Gaming Technologies Incorporated”. VDC, in connection with the use of the “Elixir” name, will comply with all guidelines issued by Elixir in the license and as Elixir may issue from time to time regarding the use by VDC of the “Elixir” name. Any new guideline or change to an existing guideline included in the original license that interferes in a material way with any then current use by VDC of the “Elixir” name in any material way will require the consent of VDC, which consent will not be unreasonably withheld.

(c)
Other than the immediate termination of the license granted by Elixir pursuant to clause 5(a) in the event of any enforcement action brought against VDC by any regulatory authority as mentioned in clause 5(a), If this Agreement is terminated or the Amended and Restated Sales Representative Agreement comes to an end for any reason whatsoever, Elixir may also terminate the licence by 90 days’ written notice and during that time VDC will transition to a new name and, at the end of that 90 day period, VDC will cease to use the Elixir name.

*** Confidential Treatment Requested

(d)
During the term of the license, Elixir will release and indemnify VDC from and against all Claims that VDC’s use of the name “Elixir Gaming Technologies Incorporated” infringes the rights of another where the basis of the Claim is attributable to an action or actions by Elixir subsequent to the Commencement Date.

6	Shareholder approvals

If any of the VDC Equity Issue, the Exclusive Distribution Arrangement, the Engineering and Manufacturing Alliance or the Elixir Equity Acquisition requires approval by VDC shareholders, each of Jim Crabbe and Mark Newburg, in their capacities as shareholders of VDC, shall vote all of the voting shares under their control in favour of the shareholder resolutions that are put to the shareholders of VDC in connection with those arrangements.

7	Restraints

7.1	Elixir restraint

In consideration for VDC agreeing to enter into this Agreement, during the Evaluation Period, Elixir will not:

(a)	sell any material portion of the business or material assets of Elixir outside of the ordinary course of business without making an Elixir Sale of Business Offer to VDC pursuant to clause 7.2; or

(b)	sell any capital shares of Elixir without making a Share Offer to VDC pursuant to clause 7.3.

7.2	Elixir Sale of Business Offer

If Elixir intends to sell any material portion of the business or material assets of Elixir outside of the ordinary course of business, it will provide notice to VDC setting out the terms on which it proposes to sell the material portion of the business or the material assets and offer VDC the right of first refusal to purchase the material portion of the business or the material assets (“Elixir Sale of Business Offer”). VDC may accept or reject the Elixir Sale of Business Offer and must provide notice of its position within 30 days of receipt of the offer. If VDC does not respond to an Elixir Sale of Business Offer within 30 days of receipt, it shall be deemed to have rejected the Elixir Sale of Business Offer and Elixir shall then be entitled to sell the relevant material portion of the business or material assets to any third party upon terms equal to or no less onerous than the Elixir Sale of Business Offer.

7.3	Offer to float business

If Elixir intends to sell any capital shares of Elixir, it will provide notice to VDC setting out the terms on which it proposes to sell the shares and offer VDC the right of first refusal to purchase to 20% of the shares in the entity being floated (“Share Offer”). VDC may accept or reject the Share Offer and must provide notice of its position within 30 days of receipt of the offer. If VDC does not respond to the Share Offer within 30 days of receipt, it shall be deemed to have rejected the Share Offer.

*** Confidential Treatment Requested

7.4	VDC restraint

In consideration for Elixir agreeing to enter into this Agreement, during the Evaluation Period, VDC will not:

(a)	compete with Elixir in Asia in the shufflers, deck checking and verification businesses;

(b)	take any other action as would or could potentially cause a breach of Elixir’s legal obligations to Shuffle Master under the Asia Representative Agreement;

(c)	compete with Elixir in Asia in respect of any other business;

(d)	VDC will not form a strategic alliance with any competitor of Elixir with respect to Asia or that is inconsistent with any Global Alliance Arrangement;

(e)
VDC will not dispose of any of its material portion of its business or material assets outside of the ordinary course of business without making a VDC Sale of Business Offer to Elixir pursuant to clause 7.5; or

(f)	VDC will not solicit any proposal for the Change of Control of VDC (other than the VDC Equity Issue and the Elixir Equity Acquisition); or

(g)	solicit or persuade any person or entity to do anything which VDC is not permitted to do pursuant to clauses (i) through (iv).

7.5	VDC Sale of Business Offer

If VDC intends to sell a material portion of its business or material assets outside of the ordinary course of business, it will provide notice to Elixir setting out the terms on which it proposes to sell the business or assets and offer Elixir the right of first refusal to purchase the business or assets (“VDC Sale of Business Offer”). Elixir may accept or reject the VDC Sale of Business Offer and must provide notice of its position within 30 days of receipt of the offer. If Elixir does not respond to a VDC Sale of Business Offer within 30 days of receipt, it shall be deemed to have rejected the VDC Sale of Business Offer and VDC shall then be entitled to sell the relevant business or assets to any third party upon terms equal to or no less onerous than the VDC Sale of Business Offer.

7.6	***

7.7	Limitation on Global Alliance Arrangements

During the Evaluation Period, neither Elixir nor VDC (either, the “Relevant Party”) will enter into an arrangement with a third party by any means pursuant to which the Relevant Party agrees to acquire any gaming technology, without first making a Global Alliance Offer to the other party pursuant to clause 7.8. For the avoidance of doubt, in the case of Elixir this restriction only applies if Elixir is pursuing the acquisition in its own right (and does not extend to acquisitions pursued by Melco, its other subsidiaries or the Melco PBL Joint Venture) and does not relate to acquisitions primarily related to the Asian gaming markets which Elixir has agreed it will pursue with Shuffle Master. Elixir confirms that it is the current intention of Melco that all acquisitions of gaming technology by Melco or any member of the Melco corporate group shall be conducted by or through Elixir.

*** Confidential Treatment Requested

7.8	Global Alliance Offer

If a Relevant Party intends to enter into an arrangement with a third party of the kind referred to in clause 7.7, it will give the other party an opportunity to participate equally with it in the arrangement by providing notice to the other party setting out the terms of its proposed arrangement with the third party (“Global Alliance Offer”). The other party may accept or reject the Global Alliance Offer and must provide notice of its position to the Relevant Party within 30 days of receipt of the offer. If the other party does not respond to a Global Alliance Offer within 30 days of receipt, it shall be deemed to have rejected the Global Alliance Offer.

7.9	Exceptions

Notwithstanding anything to the contrary contained in this clause 7, if giving effect to any of the provisions of clauses 7.1 to 7.8 above will result in either:

(a)	the directors of a party having breached their fiduciary duties; or

(b)	the infringement of any legislation, rule or regulation or breach of any contractual obligation that exists as at the date hereof by a party,

then that relevant party may undertake the activity otherwise prohibited by this clause 7, but upon determining to do so, it must give prior reasonable notice of its intention to do so to the other party.

8	Termination

8.1	Termination with immediate effect

Elixir and VDC may terminate this Agreement with immediate effect by giving notice to the other parties if the other of them commits an Event of Default or if the other party undergoes a Change in Control.

8.2	Effect of termination

Termination of this Agreement under this clause 8 (or any clauses of this Agreement giving either Elixir of VDC a right of termination) does not affect any accrued rights or remedies of any party.

9	Confidentiality

(a)
The parties acknowledge and agree that all negotiations and discussions between them in respect of the Engineering and Manufacturing Alliance, and the Elixir Equity Acquisition and the implementation of the Engineering and Manufacturing Alliance and the Elixir Equity Acquisition are confidential and are governed by the Confidentiality Deed entered into between VDC and Elixir on 21 April 2006, but subject to the *** .

(b)
Any public announcement of the terms of this Agreement issued by a party pursuant to any laws, rules and/or regulations must be in a form approved by the other party (provided that such approval shall not be unreasonably withheld and in particular, regarding the disclosure of any such information that may be specifically required by applicable laws, rules or regulations).

(c)
Unless required by law, regulation or gaming authority, each party agrees that it will not issue any news release, public announcement (other than those public announcements referred to in clause 9(b) above), or advertisement relating to this Agreement, its subject matter or any transactions as contemplated hereunder, nor will it otherwise publicise this Agreement, its subject matter or any transactions as contemplated hereunder, without first obtaining the written approval of both Elixir and VDC.

*** Confidential Treatment Requested

10	Notices

10.1	Method

All notices, requests, demands, consents, approvals, offers, agreements or other communications (“Notices”) given by a party under or in connection with this Agreement must be:

(a)	in writing;

(b)	signed by the party giving notice or a person duly authorised by that party;

(c)	directed to the recipient's address (as specified in clause 10.3 or as varied by any notice duly given pursuant to clause 10.30.3); and

(d)	hand delivered, sent by prepaid post or transmitted by facsimile to that address.

10.2	Receipt

A Notice given in accordance with this clause is taken as having been given and received:

(a)	if hand delivered at or before 4.30 pm local time on a business day, on delivery, otherwise at 9.30 am local time on the next business day;

(b)	if sent by prepaid post:

(i)	within the country in which the recipient is located, on the second business day after the date of posting;

(ii)	to or from a place outside the country from which the party giving notice is located, on the seventh business day after the date of posting; or

(c)
if transmitted by facsimile at or before 4.30 pm local time on a business day, at the time recorded on the transmission report indicating successful transmission of the entire notice, otherwise at 9.30 am local time on the next business day.

10.3	Address of parties

Unless varied by Notice in accordance with this clause 9(c), the parties' addresses and other details are:

Party:	Elixir
Attention:	Gordon Yuen
Copy:	Melco International Development Limited
Attention:	Samuel Tsang
Address:	Penthouse, 38/F, The Centrium, 60 Wyndham Street, Central, Hong Kong
Facsimile:	(852) 3162 3579

Party:	VDC
Attention:	Mark R. Newburg
Address:	6830 Spencer Street, Las Vegas, Nevada 89119, United States of America
Facsimile:	(702) 617 4737

*** Confidential Treatment Requested

Party:	Jim Crabbe
Address:	6830 Spencer Street, Las Vegas, Nevada 89119, United States of America
Facsimile:	(702) 617 4737

Party:	Mark Newburg
Address:	6830 Spencer Street, Las Vegas, Nevada 89119, United States of America
Facsimile:	(702) 617 4737

11	General

11.1	Entire agreement

This Agreement constitutes the entire agreement between the parties in relation to its subject matter. Unless otherwise expressly excluded hereunder, all prior discussions, undertakings, agreements, representations, warranties and indemnities in relation to that subject matter are replaced by this Agreement and have no further effect. For the avoidance of doubt, this provision shall not affect he validity or enforceability of any other agreements entered or to be entered into by the parties on the same date hereof, including but not limited to those agreements as referred to in clause 2(a).

11.2	Paramountcy of document

If this Agreement conflicts with any other document, agreement or arrangement, this Agreement prevails to the extent of the inconsistency.

11.3	No merger

The provisions of this document will not merge on completion of any transaction contemplated in this document and, to the extent any provision has not been fulfilled, will remain in force.

11.4	Attorneys

Each person who executes this document on behalf of a party under a power of attorney warrants that he or she has no notice of the revocation of that power or of any fact or circumstance that might affect his or her authority to execute this document under that power.

11.5	Amendment

This document may not be amended or varied unless the amendment or variation is in writing signed by both Elixir, and VDC and, in the event the amendment or variation affects their obligations hereunder, Jim Crabbe and Mark Newburg.

11.6	Assignment

No party, including Jim Crabbe and Mark Newburg for the purpose of this clause, may assign, transfer or otherwise deal with this document or any right or obligation under this document without the prior written consent of both Elixir and VDC.

11.7	Successors and Assigns

The obligations and liabilities imposed and the rights and benefits conferred on the parties under this document will be binding upon and enure in favour of the respective parties, their respective successors in title, legal personal representatives and permitted assigns.

*** Confidential Treatment Requested

11.8	Severability

Part or all of any provision of this document that is illegal or unenforceable will be severed from this document and will not affect the continued operation of the remaining provisions of this document.

11.9	Waiver

Waiver of any power or right under this document:

(a)	must be in writing signed by the party entitled to the benefit of that power or right; and

(b)	is effective only to the extent set out in that written waiver.

11.10	Rights, remedies additional

Any rights and remedies that a person may have under this document are in addition to and do not replace or limit any other rights or remedies provided to that person by law.

11.11	Costs

Each party must bear its own legal, accounting and other costs for the preparation and execution of this document.

11.12	Counterparts

This Agreement may be executed in any number of counterparts and all counterparts taken together constitute one document.

11.13	Governing law and jurisdiction

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of Hong Kong, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the courts sitting in Hong Kong.

*** Confidential Treatment Requested

EXECUTED as a AGREEMENT

EXECUTED by ELIXIR GROUP LIMITED by:	) )

/s/ Leong Van Tak
Signature of director

Leong Van Tak
Name of director

EXECUTED by VENDINGDATA CORPORATION by:	) )

/s/ Mark Newburg
Signature of Officer

Mark R. Newburg, Chief Executive Officer
Name of director

SIGNED by JIM CRABBE in the presence of	) )

/s/ Irene Kaus		/s/ Jim Crabbe
Signature of witness		Jim Crabbe

Irene Kaus
Name of witness (print)

SIGNED by MARK NEWBURG in the presence of	) )

/s/ Donna Vido		/s/ Mark Newburg
Signature of witness		Mark Newburg

Dona Vido
Name of witness (print)

*** Confidential Treatment Requested